Exhibit 4.7

MINUTES OF THE INVESTMENT AGREEMENT

On the 5th day of December 2014, in the city of Neuquén, the following parties met: on behalf of the Province of Neuquén, José Gabriel López, in his capacity as Undersecretary of Mining and Hydrocarbons, with address at Ríoja 229 in the City of Neuquén (hereinafter the “PROVINCE”), on the one hand; and GAS Y PETRÓLEO DEL NEUQUEN S.A., represented herein by Mr. Alberto Javier Saggese, in his capacity as Chairman of the Board of Directors of GAS Y PETRÓLEO DEL NEUQUÉN S.A., with sufficient authority for this act by virtue of the general power of attorney attached hereto, with registered address at 200 Aramendia Street, in the City of Neuquén, Argentina, (hereinafter “G&P”) on the one hand; and YPF S.A., represented herein by Mr. Carlos Roberto Grassia, in his capacity as Special Attorney-in-Fact, with sufficient authority for this transaction by virtue of the special power of attorney attached hereto, with registered office at 515 Macacha Güemes Street, in the Autonomous City of Buenos Aires, Argentina, (hereinafter “YPF”), and YSUR ENERGIA ARGENTINA S.R.L. (formerly known as APACHE ENERGIA S.R.L.), represented herein by Mr. Carlos Roberto Grassia, in his capacity as Special Attorney-in-Fact, with sufficient authority for this act pursuant to the special power of attorney attached hereto, with registered office at 1 Tucumán Street, in the Autonomous City of Buenos Aires, Argentina, (hereinafter “YSUR”) on the other hand, and all of them collectively referred to as the “PARTIES,” and

WHEREAS:

That pursuant to Article 1 of Law No. 26,741 on Hydrocarbon Sovereignty of the Argentine Republic, the achievement of hydrocarbon self-sufficiency, as well as the exploration, exploitation, industrialization, transportation, and commercialization thereof, were declared to be of national public interest and a priority objective.

That, furthermore, the following were established as principles of the Argentine Republic’s hydrocarbon policy, among others: the promotion of the use of hydrocarbons and their derivatives as a factor in the development and increased competitiveness of various economic sectors and of the provinces and regions; the conversion of hydrocarbon resources into proven reserves and their exploitation and the replenishment of reserves; the integration of public and private, national and international capital into strategic alliances aimed at the exploration and exploitation of conventional and unconventional hydrocarbons; and the maximization of investments and resources employed to achieve hydrocarbon self-sufficiency in the short, medium, and long term.

In this context, there is a need to strengthen the promotion of investment aimed at hydrocarbon exploitation.

On September 16, 2014, the Federal Agreement for Hydrocarbon Self-Sufficiency was signed, in whose Annex 1 certain fiscal matters were agreed upon.

That Law No. 27,007 incorporates into Law No. 17,319 the concept of Unconventional Hydrocarbon Exploitation, which consists of the extraction of liquid and/or gaseous hydrocarbons using unconventional stimulation techniques applied in reservoirs located in geological formations of shale or slate rocks (shale gas or shale oil), compact sandstones (tight sands, tight gas, tight oil), coalbeds (coalbed methane), and/or characterized, in general, by the presence of low-permeability rocks.

That Article 35(b) of Law No. 17,319 establishes that the Unconventional Hydrocarbons Exploitation Concession shall have a term of thirty-five (35) years, including a Pilot Project Period of up to five (5) years.

That Decree No. 929/13 of the National Executive Branch provided for the creation of an INVESTMENT PROMOTION REGIME FOR THE EXPLOITATION OF HYDROCARBONS, both conventional and unconventional, within the framework of Laws Nos. 17,319, 26,197, and 26,741.

That said INVESTMENT PROMOTION REGIME FOR THE EXPLOITATION OF HYDROCARBONS was incorporated into Law No. 27,007.

In this regard, it was established that entities registered in the National Hydrocarbon Investment Registry that hold exploration permits and/or hydrocarbon exploitation concessions, and/or third parties associated with such holders jointly with them, who submit to the COMMISSION FOR PLANNING AND STRATEGIC COORDINATION OF THE NATIONAL HYDROCARBON INVESTMENT PLAN, created by Decree No. 1277/12, an “Investment Project for Hydrocarbon Exploitation” involving a direct investment in foreign currency of no less than TWO HUNDRED AND FIFTY MILLION U.S. DOLLARS (U$S 250,000,000), calculated at the time of submission of the “Investment Project for the Exploitation of Hydrocarbons” and to be invested during the first THREE (3) years of the project.

That pursuant to this legal framework, should these projects meet the conditions required for approval by the Planning and Strategic Coordination Commission of the National Hydrocarbon Investment Plan, YPF will submit to that Commission two unconventional development projects: “Unconventional Development of the La Amarga Chica Area” and “Unconventional Development of the Bajada de Añelo Area,” which include: 1. The geological and geophysical aspects of the projects, 2. Descriptions of the main aspects of the planned reservoir engineering, 3. Descriptions of the comprehensive development programs, 4. Commitments to direct investment in foreign currency exceeding two hundred fifty million U.S. dollars (US$ 250,000,000) to be invested during the first 3 years of each project

That the NATIONAL CONSTITUTION, in Article 124, establishes that the Provinces hold the original ownership of the natural resources existing within their territories.

That Laws Nos. 17,319 and 26,197 designate the Provinces or the Nation as the Granting and Enforcing Authority, depending on whether the gas or oil deposits are located within provincial or national territorial jurisdiction.

That provincial Decree No. 436/09, amended and supplemented by Provincial Decree No. 866/09, established the reservation of areas in favor of Gas y Petróleo del Neuquén S.A., including the areas of a La Amarga Chica and Bajada de Añelo.

That, at a meeting of the G&P board of directors held on December 21, 2009, the terms and conditions for Public Tender No. 2/2009 (second round) were approved, which were subsequently approved by the shareholders’ meeting held on December 22, 2009, and by the then-Secretariat of State for Natural Resources via Resolution No. 018/2010.

That said Tender concluded with the execution, on June 3, 2010, of the joint venture agreement for the exploration, development, and eventual exploitation of the “La Amarga Chica” area, which was approved by Decree No. 1526/2010 of the Provincial Executive Branch.

That Provincial Decree No. 2131/10 approved Addendum No. 1 to that contract, executed on September 27, 2010, and Provincial Decree No. 959/13 approved Addendum No. 2 to that contract, executed on May 29, 2013.

That on May 22, 2014, a meeting of the Executive Committee of the La Amarga Chica Joint Venture was held with the primary objective of presenting the technical and economic arguments supporting the submission associated with the proposal for a declaration of commercial viability of the area and the consequent application for exploitation concession for the entire area.

That, in view of the intention to promote the eventual development of the La Amarga Chica area, G&P, considering the provisions of Article 9.1.1 of the joint venture agreement, expressly delegated to the area operator, by letter dated October 23, 2014, the task of completing the filings with the relevant provincial authorities, this delegation reflecting G&P’s express consent and clear support within the framework of such proceedings.

That, with respect to the Bajada de Añelo area, on September 20, 2009, G&P proceeded to issue Public Tender No. 1/2009 (first round), which was approved by the then Secretariat of State for Natural Resources and Public Services through Resolution No. 201/2009.

That said tender concluded with the execution, on December 11, 2009, of the joint venture contract for the exploration, development, and eventual exploitation of said area, which was approved by Decree No. 134/2010 of the Provincial Executive Branch, as well as its Addendum No. 1 dated December 29, 2009.

That Provincial Decree No. 1658/10 approved Addendum No. 2 to that contract, executed on May 28, 2010, and Provincial Decree No. 1186/10 approved Addendum No. 3 to that contract, executed on June 29, 2010.

That Provincial Decree No. 244/14 approved Addendum No. 4 to the Joint Venture Agreement and Amendment No. 1 to the Joint Operation Agreement of the “Bajada de Añelo” Joint Venture.

That, in this case, on September 18, 2014, a meeting of the Executive Committee of the Bajada de Añelo Joint Venture was held with the primary objective of presenting the technical and economic arguments supporting the submission associated with the proposal for a declaration of commercial viability for the area and the consequent application for an operating concession for the entire area.

That, in this case and on identical grounds, it expressly delegated to the area operator, via a letter dated October 23, 2014, the task of completing the submissions to the relevant provincial authorities, with this delegation reflecting the express consent and clear support of G&P within the framework of such proceedings.

That, in view of this, the PROVINCE considers it appropriate to restructure the existing contracts regarding the La Amarga Chica and Bajada de Añelo areas in order to secure better revenue from the gas and oil under its jurisdiction, increase reserves and production, all within the framework of Laws Nos. 17,319, 24,145, 26,197, and 27,007, wherein Article 6 of Law No. 26,197 establishes: “As of the enactment of this law, the Provinces, as the Enforcement Authority, shall act as the counterparty to exploration permits, exploitation concessions, and hydrocarbon transportation concessions subject to transfer, being empowered, among other matters, to:

(I)

fully and independently exercise control and oversight over the aforementioned permits and concessions, and over any other type of hydrocarbon exploration and/or exploitation contract granted or approved by the national government;

(II)	require compliance with applicable legal and/or contractual obligations regarding investments, the rational exploitation of resources, information, and the payment of fees and royalties;

(III)	border the extension of legal and/or contractual deadlines; and

(IV)

apply the penalty regime provided for in Law No. 17,319 and its regulations (fines, suspension from the registry, expiration, and any other penalty provided for in terms and conditions or in the contracts).

That the powers described in the preceding paragraph do not limit the other powers derived from the granting authority under Law No. 17,319 and its regulations.

That, to this end, the Province of Neuquén shall convert the contracts corresponding to the La Amarga Chica and Bajada de Añelo areas into

Unconventional Hydrocarbon Exploitation Concessions under the terms of Article 35(b) of Law No. 17,319.

That, as a condition and consideration for such conversion in favor of YPF and YSUR, YPF shall make a cash payment to the Province of Neuquén as detailed below. Likewise, YPF and YSUR shall assign, in favor of Gas y Petróleo del Neuquén S.A., their interest in certain areas as detailed below.

That, within the framework of current regulations, it is the intention of the PARTIES to execute this INVESTMENT AGREEMENT, which shall be subject to the following terms and conditions.

CONSEQUENTLY, THE PARTIES AGREE

ARTICLE 1: PURPOSE

The PARTIES agree, within the framework of Law No. 17,319 and its regulations (fines, suspension from the registry, expiration, and any other penalty provided for in terms and conditions or in the contracts).

1.

The conversion of the Joint Venture Agreements regarding the La Amarga Chica and Bajada de Anelo areas and their respective Joint Operating Agreements, approved and amended by Provincial Decrees 1526/10, 2131/10, and 959/13, with respect to the former, and Provincial Decrees 134/10, 1658/10, 1186/10, and 244/14, with respect to the latter, into Unconventional Hydrocarbon Exploration in which YPF and YSUR will hold the following interests:

AREA	STAKES

LA AMARGA CHICA	YPF S.A.: 100%

BAJADA DE AÑELO	YPF S.A.: 85% YSUR Energía Argentina S.R.L.: 15%

2.

As a condition and consideration for the conversion of the aforementioned contracts into Unconventional Hydrocarbon Exploitation Concessions in favor of YPF and YSUR: i) YPF shall make a cash payment to the Province of Neuquén in the amount of USD 41,000,000 (forty-one million U.S. dollars) within the timeframe specified in ARTICLE 3.1 of this Agreement; and ii) YPF and YSUR shall transfer, free of any encumbrances, to the PROVINCE, and the Province shall contribute to G&P the entirety of the interests (100%) held by YPF and YSUR in the areas detailed below:

AREA	PERCENTAGE OF OWNERSHIP	PREVIOUS OWNER

Cortadera Position.	100%	YPF S.A.

Loma Negra NI	100% of the “Contract for Services for the Exploration, Exploitation, and Development of Hydrocarbons in the NI Area in the Province of Neuquén” (does not include the Gas Processing Plant located within the area)	YSUR Energía Argentina S.R.L.

Cutral Co Sur	100%	YSUR Energía Argentina S.R.L.

Neuquén del Medio	100%	YSUR Energía Argentina S.R.L.

Collon Cura Block I	100%	YSUR Energía Argentina S.R.L.

Bajo Baguales	100%	YSUR Energía Argentina S.R.L.

The PARTIES further agree that the transfer of these areas shall be in their current condition, having analyzed said condition. In this regard, YPF and G&P state that they consider any contingencies that may arise from such areas to be offset by the transfer of the investments already made in the gas pipeline compression works and their connection to the Loma Negra Plant, which affects the Puesto Cortadera and Portezuelo Minas fields.

ARTICLE 2: PROJECT CHARACTERISTICS: Unconventional Development of the CONCESSIONS

The projects presented involve the development of two areas whose geological characteristics indicate that they may be exploited for the purpose of producing liquid and gaseous hydrocarbons in a non-conventional manner.

Consequently, the Projects provide for:

La Amarga Chica Area

1.

To invest in the pilot program, with a primary focus on unconventional reservoirs in the “Vaca Muerta” formation, the sum of FOUR HUNDRED TWENTY-TWO MILLION U.S. DOLLARS (U$S 422,000,000) during the first three years of the Investment Project, for the drilling of approximately 24 wells in said formation.

2.

Subject to the results of the pilot program, it is estimated that the development will be completed with a total investment of up to EIGHT BILLION SIX HUNDRED MILLION U.S. DOLLARS (U$S 8,600,000,000), for the drilling of approximately 847 wells.

Bajada de Añelo Area

1.

Invest in the pilot program, with a primary focus on unconventional reservoirs in the “Vaca Muerta” formation, the sum of FOUR HUNDRED FORTY-SEVEN MILLION U.S. DOLLARS (U$S 447,000,000) during the first three and a half years of the Investment Project, for the drilling of approximately 31 wells in said formation.

2.

Subject to the results of the pilot program, it is estimated that the development will be completed with a total investment of up to TEN BILLION ONE HUNDRED FIFTY-EIGHT MILLION U.S. DOLLARS (U$S 10,158,000,000), for the drilling of approximately 1,100 wells.

ARTICLE 3: TERMS AND CONDITIONS OF THIS AGREEMENT

The PARTIES, with respect to the conversion of the areas detailed in Article 1 herein, agree as follows:

Obligations of YPF:

1.

Payment for the conversion of the contracts corresponding to the La Amarga Chica and Bajada de Añelo areas: i) YPF shall pay the PROVINCE the sum of FORTY-ONE MILLION UNITED STATES DOLLARS (U$S 41,000,000), which shall be payable within five (5) business days of the legislative ratification of this Agreement; and ii) YPF and YSUR shall transfer, within five (5) business days of the legislative ratification of this Agreement in favor of Gas y Petróleo del Neuquén S.A., and on behalf of and at the direction of the PROVINCE, their entire interest in the following areas:

AREA	PERCENTAGE OF OWNERSHIP	TRANSFEROR

Puesto Cortadera	100%	YPF S.A.

Loma Negra NI	100% of the “Contract for Services for the Exploration, Exploitation, and Development of Hydrocarbons in the NI Area in the Province of Neuquén” (does not include the Gas Processing Plant located within the area)	YSUR Energía Argentina S.R.L.

Cutral Co Sur	100%	YSUR Energía Argentina S.R.L.

Neuquén del Medio	100%	YSUR Energía Argentina S.R.L.

Collon Cura Block I	100%	YSUR Energía Argentina S.R.L.

Bajo Baguales	100%	YSUR Energía Argentina S.R.L.

It is hereby established that the effective date for the transfer of the aforementioned areas shall be January 1, 2015.

2.

Contributions for corporate social responsibility (“CSR”): In accordance with the terms of Article 21(a) of Law No. 27,007, if these projects are approved by the Planning and Strategic Coordination Commission of the National Hydrocarbon Investment Plan, YPF shall pay to the PROVINCE the equivalent of 2.5% of the project’s initial investment amount, as a contribution toward Corporate Social Responsibility.

The application of these amounts shall be subject to the following conditions:

a.	The fund shall be allocated to the Corporate Social Responsibility Trust Fund created by Decree No. 2,357/2008; and

b.	The programs to be funded will be determined jointly by the Province of Neuquén and the YPF Foundation.

3.

Minimum Investment: YPF commits to making an investment of FOUR HUNDRED TWENTY-TWO MILLION U.S. DOLLARS (U$S 422,000,000) in La Amarga Chica, and FOUR HUNDRED FORTY-SEVEN MILLION (U$S 447,000,000) in Bajada de Añelo, calculated at the BNA selling exchange rate at the time of entry of foreign currency into the Argentine financial market, when such currency originates abroad, or at the BNA selling exchange rate at the time the investments are made, when the investments are made with locally available funds, within THIRTY-SIX (36) months and FORTY-TWO (42) months, respectively, from the approval of this resolution by the Honorable Provincial Legislature.

4.

Buy Neuquén (Compre Neuquino): YPF commits to prioritizing the hiring of labor, suppliers, and services based in Neuquén with the aim of promoting the sustainability of permanent jobs dependent on the oil industry and consolidating a competitive local and regional market, through the strengthening of micro, small, and medium-sized enterprises in Neuquén and the expansion of the supply of products, goods, and services, linking the spectrum of oil workers, producers, industrialists, professionals, merchants, construction and service companies, and all sectors based in the PROVINCE. Notwithstanding the foregoing, this priority shall not apply in cases where, due to the specific nature and/or characteristics and/or significant cost of the tasks to be performed and/or the volume of operations, it is not feasible to contract labor, suppliers, and services based in Neuquén.

5.

Use of Water and Aggregates: With regard to the use of water and extraction of aggregates necessary for the implementation and operation of the activity outlined in the submitted project, YPF shall comply with current regulations. In this regard, YPF shall carry out its activities through the rational and efficient use of the aforementioned resources.

6.

Oversight: YPF shall permit the monitoring of the work, expenditures, and investments to be carried out within the CONCESSION, so that they may be inspected and certified by the Enforcement Authority or other provincial agencies as applicable in accordance with current regulations; the formation of a working group composed of the PARTIES may be required, with the aim of making the Enforcement Authority’s operations more efficient.

Commitments of the PROVINCE:

1.

Conversion of Areas: Convert the La Amarga Chica and Bajada de Añelo areas into unconventional hydrocarbon exploitation concessions under the terms of Articles 27 and 35(b) of Law 17,319 (as amended by Law 27,007) in favor of YPF and YSUR, as detailed below:

AREA	SHARES

LA AMARGA CHICA	YPF S.A.: 100%

BAJADA DE AÑELO	YPF S.A.: 85% YSUR Energía Argentina S.R.L.: 15%

2.

Taxes. Hydrocarbon royalties at 12%: The exploitation concessionaire shall pay the grantor monthly, as a royalty on the hydrocarbons extracted at the wellhead , a percentage of twelve percent (12%), in accordance with Article 59 of Law 17,319 (as amended by Law 27,007). The PROVINCE undertakes not to impose new provincial taxes or increase existing ones with respect to the exploration and exploitation activities resulting from the Investment Projects. Notwithstanding the foregoing, in the event of an extension of the concessions, the provisions of Article 59 of Law No. 17,319 (as amended by Law 27,007).

3.

Gross Revenue: The PROVINCE shall apply a Gross Revenue Tax rate, which in no case may exceed 3% for the extraction of crude oil and natural gas pursuant to Subsection M of Article 4 of Law 2837, Code No. 111000, or any law that may replace it, applicable to hydrocarbons extracted within the concessions and during the term of said concessions and their extensions.

4.

Stamp Tax: Upon compliance with the provisions of ARTICLE 7 of this Agreement, the execution of agreements with third parties or the assignment of rights to such parties, necessary for the implementation of the investment projects, shall be subject to Stamp Tax, in accordance with current regulations regarding the committed minimum investment amount. Any other public or private document, agreement, and/or financial instrument required for the structuring of the aforementioned investment projects, including those related to the financing of the projects via debt or capital contributions from YPF or third-party partners, shall be exempt from Stamp Tax for the reasons set forth in Article 238 of the Tax Code.

The payments established in this Agreement shall be made in pesos at the selling exchange rate of the Banco de la Nación Argentina, as of the close of the third business day prior to payment and shall be deposited into the account that the PROVINCE shall notify in due course.

The PARTIES further agree that the rights and obligations of this Investment Agreement shall be interpreted independently for each of the Projects.

ARTICLE 4: ENVIRONMENT.

YPF undertakes to apply good operational practices in order to minimize and remedy potential environmental impacts, in accordance with current legislation: Law No. 1875 (Consolidated Text of Law 2267) and its Regulatory Decree No. 2656/99, as well as Decree No. 1483/12 (on the protection of water resources) and its amendments.

Likewise, YPF undertakes to submit to the Enforcement Authority a comprehensive environmental impact study covering the various phases of the Investment Projects, without prejudice to the environmental impact studies that must be conducted for each well to be drilled, including an environmental section with appropriate methodology for the comprehensive treatment of waste.

ARTICLE 5: INFORMATION TO BE SUBMITTED TO THE ENFORCEMENT AUTHORITY.

During the term of this Agreement, YPF shall comply in a timely and proper manner with the submission to the Enforcement Authority of technical documentation, information, and programs in accordance with the provisions of current provincial and national regulations.

ARTICLE 6: TERM

The representatives of YPF, YSUR, and G&P sign this document with sufficient authority for this purpose. For its part, the representative of the Ministry signs this Agreement subject to approval by the Provincial Executive Branch, and a bill will be submitted to the Honorable Provincial Legislature for consideration. This Agreement shall be implemented and shall enter into force upon ratification by the Honorable Provincial Legislature. It is further established that this Agreement may only be amended with the express prior written consent of both PARTIES.

ARTICLE 7: STAMP TAX

For the calculation of stamp tax, the taxable base of this Agreement is set at the sum of EIGHTY-TWO MILLION UNITED STATES DOLLARS (US$82,000,000). Pursuant to Article 238 of the Tax Code, any other taxable act that may be interpreted from this Instrument shall be exempt.

For the purposes of tax payment and pursuant to Articles 233 and 236 of the current Provincial Tax Code and in accordance with Provincial Decree No. 1162/12, the exempt portion shall amount to 50%, with YPF being responsible for the remaining 50%.

ARTICLE 8: NON-COMPLIANCE

8.1 Non-compliance by YPF and YSUR

In the event of non-compliance, the provisions of Articles 87 et seq. and related provisions of Law 17,319 shall apply.

8.2 The PARTIES, by mutual and express agreement, mutually and reciprocally exempt each other from liability for damages and interest arising from failure to fulfill the obligations undertaken, to the extent that such failure results from unforeseeable circumstances or force majeure (see Articles 513 and 514 of the Civil Code). “Unforeseeable circumstances”

fortuitous event or force majeure to be any event external to the PARTIES, which was not foreseen or, if foreseen, could not have been avoided, acts of nature, or acts of third parties, or which are the consequence of any type of legal action, that cause or could cause the non-performance or partial performance of the obligations undertaken under the project that is the subject of this Agreement.

ARTICLE 9: SUPPLEMENTARY PROVISIONS

The rights and obligations established in this Agreement may be assigned by YPF and YSUR and shall consequently apply to any assignee (and its successors) provided that there is an assignment of the exploitation concession made in accordance with the terms of Article 72 of Law No. 17,319

The PARTIES execute this Agreement in two copies of the same text and for a single purpose, at the place and on the date indicated in the heading of this document valid only at the place and date indicated in the heading of this document.

/s/	/s/

/s/	/s/

PROVINCE OF NEUQUEN

/s/ DR. JOSE GABRIEL LOPEZ

Undersecretary of Mines and Hydrocarbons Ministry of Energy and Public Services

/s/ YPF S.A.

/s/ YSUR ENERGIA ARGENTINA S.R.L.	/s/ GAS Y PETROLEO DEL NEUQUÉN S.A.

WHEREAS:

File No. 5910-001328/15 of the registry of the Undersecretariat of Mining and

Hydrocarbons, National Law 17,319, Provincial Decree No. 2963/14; and

WHEREAS:

That by Provincial Decree No. 2963/14, YPF Sociedad Anónima was granted an Unconventional Hydrocarbons Exploitation Concession for the La Amarga Chica area, covering an area of one hundred eighty-eight point fifty-six (188.56 km²), in accordance with Articles 27, 27 Bis, and 35 of National Law 17,319, as amended by National Law 27,007, with a term of thirty-five (35) years;

That, through the file referred to in the PREAMBLE, YPF Sociedad Anónima and Petronas E&P Argentina Sociedad Anónima have submitted a request for the authorization provided for in Article 72 of National Law 17,319, to transfer fifty percent (50%) of the former’s interest in the Unconventional Exploitation Concession for the La Amarga Chica area to the latter, stating that YPF Sociedad Anónima will continue to be the operator of the area;

That if such transfer is authorized and once it has been executed, the ownership percentages in the aforementioned concession would be: YPF Sociedad Anónima, fifty percent (50%), and Petronas E&P Argentina Sociedad Anónima, fifty percent (50%);

That, as required by applicable regulations, the transferring party and the transferee have filed the corresponding draft of the public deed of transfer with the Enforcement Authority;

That, for their part, the companies YPF Sociedad Anónima, Petronas E&P Argentina Sociedad Anónima, TMF Trust Company (Argentina) Sociedad Anónima (in its capacity as Local Guarantee Agent) and TMF Canada Management Inc. (in its capacity as Guarantee Agent), requesting that, once the aforementioned assignment is perfected, the assignment as security for said interest be authorized in favor of YPF Sociedad Anónima, under the terms of Article 73 of National Law 17,319;

That by means of the copy of the Guarantee Assignment Agreement and its translation contained on pages 22 through 62, Petronas E&P Argentina Sociedad Anónima shall guarantee the fulfillment of certain obligations incumbent upon it by virtue of certain investment documents in the La Amarga Chica area executed with YPF Sociedad Anónima, with the return to the latter of its interest in the Unconventional Exploitation Concession (equivalent to 50% of the Concession). The enforcement of said guarantee is subject to the occurrence of certain events expressly described in said Security Assignment Agreement. The Guarantee Agent, through the Local Guarantee Agent, shall be responsible for executing the assignment as security upon express instructions from the parties in each of said events;

That, therefore, in accordance with the terms of the Guarantee Assignment Agreement, the Local Guarantee Agent shall be responsible for notifying the Undersecretariat of Mining and Hydrocarbons of the enforcement of the guarantee in the following cases: (i) by virtue of the enforcement of the assignment in guarantee by YPF Sociedad Anónima, in the event of a material breach by Petronas E&P Argentina Sociedad Anónima in accordance with the investment documents for the La Amarga Chica area, executed with YPF Sociedad Anónima, or (ii) by virtue of the exercise of the right to enforce the guarantee assignment by Petronas E&P Argentina Sociedad Anónima and/or YPF Sociedad Anónima, indistinctly, in the event that Petronas E&P Argentina Sociedad Anónima exercises its Exit Right in accordance with the investment documents for the area and, as a result, YPF Sociedad Anónima has the right to have returned to it, and/or Petronas E&P Argentina Sociedad Anónima has the right to return to YPF Sociedad Anónima, fifty percent (50%) of the Unconventional Exploration Concession corresponding to the entirety of the interest owned by Petronas E&P Argentina Sociedad Anónima in the Concession;

That, in light of the foregoing, Petronas E&P Argentina Sociedad Anónima requests that, once the assignment of fifty percent (50%) of the Unconventional Exploitation Concession in its favor has been completed, the Undersecretary of Mining and Hydrocarbons authorize the assignment of said interest as collateral in favor of YPF Sociedad Anónima, pursuant to the terms of Article 73 of National Law 17,319 and the terms and conditions of the Guarantee Assignment Agreement;

That, in this manner, once (i) the assignment of fifty percent (50%) of the Unconventional Exploration Concession by YPF Sociedad Anónima to Petronas E&P Argentina Sociedad Anónima; and (ii) the assignment as collateral of the latter to YPF Sociedad Anónima have been completed, the rights to the Unconventional Exploitation Concession shall be fifty percent (50%) owned by YPF Sociedad Anónima and fifty percent (50%) by Petronas E&P Argentina Sociedad Anónima, with the rights of Petronas E&P Argentina Sociedad Anónima being subject to the assignment as security in favor of YPF Sociedad Anónima;

That on page 74, the General Directorate of Hydrocarbon and Hydroelectric Royalties intervenes, certifying that the company YPF Sociedad Anónima has filed and paid the sworn statements required by National Law 17,319 and applicable provincial legislation; and that, in accordance with the records held by that agency, there is no outstanding debt regarding the settlement and payment of hydrocarbon royalties through December 2014 inclusive, based on the sworn statements filed, for the production declared in said concession;

That on page 124 there is a certificate of tax compliance for contracting from YPF Sociedad Anónima, issued by the Provincial Revenue Directorate, clarifying that it is subject to the proceedings of case files No. 5823-008580/2014 regarding the analysis of the current account for YPF Sociedad Anónima’s stamp tax, and case No. 5823-008581/2014 regarding the review of YPF Sociedad Anónima’s real estate tax debt.

On page 137, the Investment Directorate intervenes to report on the latest documentation submitted by the company Petronas E&P Argentina Sociedad Anónima, in order to comply with the requirements established by Resolution No. 54/2009 of the then Secretariat of State for Natural Resources and Public Services, stating that the Accounting Certification issued by independent public accountants regarding the capital increase paid in cash in the amount of one million nine hundred thirty-nine thousand eight hundred pesos ($1,939,800) has been properly submitted, resulting in a total capital of two million thirty-nine thousand eight hundred pesos ($2,039,800) following said increase. This amount exceeds that required by Article 9 of Resolution No. 54/09, which establishes that to be a transferee, one must possess, at the time of submitting the application, a net worth of not less than two million pesos ($2,000,000.00); thereby confirming that this requirement has been met;

That on pages 138/139, the General Directorate of Exploration and Exploitation intervenes via Note DGE and E No. 246/2015, in which it reports that the General Directorate is currently processing the regularization procedure by YPF Sociedad Anónima regarding payment differences made for the easement of the La Amarga Chica area, under file No. 5910-001438/15; and through Note DGE and E No. 248/2015, it states that the regularization proceedings by YPF Sociedad Anónima regarding payment differences for royalties in the La Amarga Chica area are also pending there;

That in this instance, the transferring and transferee companies meet the requirements and conditions set forth in National Law 17,319 and Resolution No. 54/09 of the former Secretariat of State for Natural Resources and Public Services, for the purposes of the intended transfers;

That the proceedings have been processed before the Undersecretariat of Mining and Hydrocarbons, and the Undersecretariat of Legal Affairs, both under the Ministry of Energy and Public Services, has reviewed the matter and raised no technical or legal objections to the enactment of this legal provision;

Therefore;

THE GOVERNOR OF THE PROVINCE OF NEUQUÉN

DECREES:

Article 1: YPF Sociedad Anónima is hereby AUTHORIZED, in its capacity as holder of the Unconventional Exploitation Concession for the La Amarga Chica area, to transfer fifty percent (50%) of its interest in said concession, equivalent to fifty percent (50%) of the total rights, titles, and obligations, to Petronas E&P Argentina Sociedad Anónima; all in accordance with the terms of Article 72 of National Law 17,319.

Article 2: Petronas E&P Argentina Sociedad Anónima is hereby AUTHORIZED, in its capacity as assignee of fifty percent (50%) of the Unconventional Exploration Concession for the La Amarga Chica area, pursuant to the authorization granted in Article 1 of this Decree, to assign as collateral the one hundred percent (100%) of its interest in said concession, equivalent to fifty percent (50%) of the total rights, titles, and obligations, in favor of YPF Sociedad Anónima; pursuant to Article 73 of National Law 17,319.

Article 3: The transferring and transferee companies involved in the transfers authorized by this Decree must submit the final Notarized Deeds of the transfers to the Enforcement Authority within sixty (60) calendar days of their completion, for the purposes of their effective entry into force.

Article 4: For the purposes of executing the Notarized Deeds of the transfers authorized in Articles 1 and 2 of this Decree, the Notary Public involved must comply with the provisions of Article 74 of National Law No. 17,319.

Article 5: THE GENERAL NOTARY OFFICE OF THE GOVERNMENT OF THE PROVINCE OF NEUQUÉN IS HEREBY INSTRUCTED to record, free of charge, this Decree and any other relevant instrument in the Provincial State Registry, certifying the assigned right.

Article 6: This Decree shall be countersigned by the Minister of Energy and Public Services.

Article 7: This Decree shall be communicated, published, submitted to the Official Gazette, and filed.

THIS IS A COPY

By: /s/ Oscar Anuel

Name: Oscar Anuel

By: /s/ Nicola Sapag

Name: Nicola Sapag